CALCULATION OF REGISTRATION FEE
Form S-8
Elevate Credit, Inc.
Table: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Elevate Credit, Inc. 2016 Omnibus Incentive Plan Common Stock, par value $0.0004 per share	457(c) and 457(h)	1,272,430	(2)	$3.24	(3)	$4,122,673.20	0.0000927	$382.18
Equity	Elevate Credit, Inc. 2016 Employee Stock Purchase Plan Common Stock, par value $0.0004 per share	457(c) and 457(h)	318,108	(4)	$2.75	(5)	$874,797.00	0.0000927	$81.09
Total Offering Amounts							$4,997,470.20		$463.27
Total Fee Offsets									N/A
Net Fee Due									$463.27
(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under Elevate Credit, Inc. (the “Registrant”)’s 2016 Omnibus Incentive Plan, as Amended (the “2016 Plan”), and 2016 Employee Stock Purchase Plan, as Amended (the “ESPP” and, together with the 2016 Plan, the “Plans”), by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or certain other transactions that result in an increase in the number of the outstanding shares of the common stock.
(2) Represents shares of common stock reserved for future issuance under the 2016 Plan. To the extent that outstanding awards under the 2016 Plan are forfeited or lapse or expire, the shares of common stock subject to such awards instead will be available for future issuance as common stock under the 2016 Plan.
(3) Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based on the average high and low offering prices of the common stock on The New York Stock Exchange on February 18, 2022.
(4) Represents shares of common stock reserved for future issuance under the ESPP.
(5) Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based on 85% of the average high and low offering prices of the common stock on The New York Stock Exchange on February 18, 2022. Pursuant to the ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the common stock on (i) the first trading day of the offering period or (ii) the exercise date.